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                                                                       EXHIBIT 5




                                February 23, 1998



HMI Industries, Inc.
3631 Perkins
Cleveland, Ohio 44114


         Re:  Registration Statement on Form S-8
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Gentlemen:

         Reference is made to your Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 27, 1998 with respect to 500,000 shares of Common Stock, par value $1.00 per share ("Common Stock"), of HMI Industries Inc. to be offered pursuant to the Health-Mor Inc. 1992 Omnibus Long-Term Compensation Plan (the "Plan"). We are familiar with the Plan, and we have examined such documents and certificates and considered such matters of law as we deemed necessary for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered pursuant to the Plan, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    Respectfully Submitted,


                                    /s/ Squire, Sanders & Dempsey L.L.P.